EXHIBIT 5.1
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-4497
February 23, 2007
Neenah Foundry Company
2121 Brooks Avenue
Neenah, Wisconsin 54957
Ladies and Gentlemen:
     We are providing this opinion in connection with the Registration Statement of Neenah Foundry Company, a Wisconsin corporation (the “Company”), and certain of its subsidiaries (the “Guarantors”) on Form S-4 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed exchange offer by the Company of up to $225 million of 9 1/2% Senior Secured Notes due 2017 (the “Exchange Notes”) for the Company’s outstanding 9 1/2% Senior Secured Notes due 2017 (the “Original Notes”) in the same principal amount, all in the manner set forth in the Registration Statement and in the Prospectus constituting a part thereof (the “Prospectus”). The Original Notes and the Exchange Notes are referred to herein collectively as the “Notes”. Original Notes that are accepted for exchange for Exchange Notes will be cancelled and retired. Capitalized terms not otherwise defined herein have the same meaning assigned to them in the Prospectus.
     The Original Notes were and the Exchange Notes will be issued pursuant to an Indenture dated as of December 29, 2006 by and among the Company, the Guarantors, and The Bank of New York Trust Company, N.A., as Trustee, pursuant to which the Guarantors agreed to guarantee the Notes (the “Guarantees”). The Original Notes were issued and sold on December 29, 2006 to Credit Suisse Securities (USA) LLC, the initial purchaser thereof (the “Initial Purchaser”), without registration under the Act, and were offered and sold by the Initial Purchaser to qualified institutional buyers in reliance on Rule 144A under the Act or to certain persons in offshore transactions in reliance on Regulation S under the Act. In connection with the offer and sale of the Original Notes, the Company and the Guarantors entered into a Registration Rights Agreement dated as of December 29, 2006 with the Initial Purchaser (the “Registration Rights Agreement”), providing for the registration or exchange of the Original Notes. The Registration Statement is being filed pursuant to the Registration Rights Agreement.
     We are outside counsel to the Company. In such capacity, we have examined (i) the Registration Statement; (ii) the Company’s articles of incorporation and bylaws, as amended to date; (iii) the Indenture; (iv) the Registration Rights Agreement; (v) the preliminary offering circular, the final offering circular and the purchase agreement relating to the issuance and sale of the Original Notes; (vi) certificates of public officials and of officers and representatives of the Company, the Guarantors, and the Trustee; (vii) corporate proceedings of the Company and the Guarantors relating to the Registration Statement, the Registration Rights Agreement, the

Indenture and the transactions contemplated thereby; and (viii) such other documents and such matters of law as we have deemed necessary as a basis for the opinions expressed below. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals, the valid authorization and due execution and delivery of documents by parties other than the Company and the Guarantors, and the conformity with the originals of all documents submitted to us as copies.
     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Exchange Notes and related Guarantees have been duly and validly authorized by the Company and the Guarantors, respectively. When executed by the Company in accordance with the Indenture and when issued in exchange for Original Notes pursuant to the Indenture and the Registration Rights Agreement as contemplated by the Registration Statement and the Prospectus, assuming due authentication of the Exchange Notes by the Trustee, the Exchange Notes and related Guarantees will have been validly issued and delivered, and will constitute valid and binding obligations of the Company and the Guarantors, respectively, subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).
     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Quarles & Brady LLP

QUARLES & BRADY LLP